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                                                                       Exhibit 5

                         [Amoco Corporation Letterhead]

October 30, 1995

Amoco Corporation
200 East Randolph Drive
Chicago, Illinois 60601

Dear Sirs:

An S-3 Registration Statement ("Registration Statement") of Amoco Corporation, an Indiana corporation ("Amoco") is being filed on or about the date of this letter with the Securities and Exchange Commission relating to the proposed offering of 5,000,000 shares (the "Shares") of common stock, without par value ("Common Stock") of Amoco pursuant to the terms of Amoco's stock purchase plan, the Amoco Investor Access Plan (the "Plan").

As counsel to Amoco, I am familiar with its amended articles of incorporation, by-laws, minutes of meetings of shareholders and directors, and other corporate records. I have examined the Registration Statement and the exhibits thereto, including the Plan. Based upon the foregoing, I am of the opinion that:

1. Amoco is a corporation duly organized and existing under the laws of the State of Indiana.

2. The Shares being offered pursuant to the Plan are duly authorized and when delivered in accordance with the terms and conditions of the Plan will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Opinions" in the Registration Statement and related prospectus.

Very truly yours,

JANE E. KLEWIN

Jane E. Klewin